Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the date signed by the Employer, between Activision Blizzard, Inc. (the “Employer”) or (“Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”), and Dennis Durkin (“you”).

RECITAL

The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.                                      Term of Employment

The term of your employment under this Agreement (the “Term”) shall commence as of January 2, 2019 (the “Effective Date”) and shall continue in effect until terminated in accordance with Section 9 (below) of this Agreement.  All obligations and rights under this Agreement shall immediately lapse upon termination except as set forth in Section 11(s).

2.                                      Compensation

(a)                                 Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive only the compensation set forth in this Section 2.

(b)                                 Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $900,000, which shall be paid in accordance with the Employer’s payroll policies.  Your Base Salary shall be reviewed periodically and may be increased by an amount determined by the Employer, in its sole and absolute discretion.

(c)                                  You will be eligible to receive an annual discretionary bonus (the “Annual Bonus”).  Your target Annual Bonus for each calendar year will be one hundred and fifty percent (150%) of your Base Salary.  In all instances, the actual amount of the Annual Bonus, if any, shall be determined by the Employer, in its sole and absolute discretion, and may be based on, among other things, your base salary and target bonus, your overall performance and the performance of the Employer and the Activision Blizzard Group.  The Annual Bonus, if any, will be paid (in cash or equity, with the form of payment at the Employer’s election) at the same time bonuses for that year are generally paid or delivered to other executives, as determined by the Employer in its discretion.  Except as otherwise provided in this Agreement, you must remain continuously employed by the Activision Blizzard Group through the date on which an Annual Bonus, if any, is paid or vested to be eligible to receive such Annual Bonus.

(d)                                 Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you equity awards with a total target grant value of $11,250,000 (and a total grant value of $14,062,500, if the 2019 Maximum PSU Grant Value (as defined below) and the 2019 Maximum EPS PSU Grant Value (as defined below) were achieved) as follows:

(i)                                     Activision Blizzard shall grant to you performance-vesting restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2019 Performance Share Units”), with a target value at the time of grant of approximately $7,500,000 (the “2019 Target PSU Grant Value”).  The actual number of 2019 Performance Share Units awarded to you on the grant date shall be equal to the 2019 Target PSU Grant Value divided by the official per share closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ (the “Grant Date Price”) (it being recognized that if the maximum performance objectives are met for all of the 2019 Performance Share Units, the value of the shares received upon vesting for all of the 2019 Performance Share Units would have been $9,375,000 at the time of grant of the 2019 Performance Share Units, representing 125% of the 2019 Target PSU Grant Value (the “2019 Maximum PSU Grant Value”)).  The number of 2019 Performance Share Units awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  Subject to your remaining employed by the Activision Blizzard Group through the applicable vesting dates, the actual number of shares of Activision Blizzard’s common stock (“Shares”) that shall be received on each of the applicable vesting dates is determined as follows:

a.                                      One-half of the 2019 Performance Share Units (the “First Tranche 2019 Performance Share Units”) shall vest on March 30, 2020, if, and only if, the Compensation Committee determines that non-GAAP operating income (calculated in the same manner as the 2019 AOP OI Objective (as defined below)) for 2019 for Activision Blizzard (“2019 OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for 2019 (the “2019 AOP OI Objective”).  If the 2019 OI is less than 85% of the 2019 AOP OI Objective, then the First Tranche 2019 Performance Share Units will not vest and shall be forfeited.  If the 2019 OI is 85% or more of the 2019 AOP OI Objective, the number of Shares that shall be received with regard to the First Tranche 2019 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of First Tranche 2019 Performance Share Units; and (2) the ratio of the 2019 OI to the 2019 AOP OI Objective, up to a maximum of 125%.

b.                                      One-fourth of the 2019 Performance Share Units (the “Second Tranche 2019 Performance Share Units”) shall vest on March 30, 2021, if, and only if, the Compensation Committee determines that non-GAAP operating income (calculated in the same manner as the 2020 AOP OI Objective (as defined below)) for 2020 for Activision Blizzard (“2020 OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for 2020 (the “2020 AOP OI Objective”).  If the 2020 OI is less than 85% of the 2020 AOP OI Objective, then the Second Tranche 2019 Performance Share Units will not vest and shall be forfeited.  If the 2020 OI is 85% or more of the 2020 AOP OI Objective, the number of Shares that shall be received with regard to the Second Tranche 2019 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of Second Tranche 2019 Performance Share Units; and (2) the ratio of the 2020 OI to the 2020 AOP OI Objective, up to a maximum of 125%.

c.                                       One-fourth of the 2019 Performance Share Units (the “Third Tranche 2019 Performance Share Units”) shall vest on March 30, 2021, if, and only if, the Compensation Committee determines that non-GAAP operating income (calculated in the same manner as the 2020 AOP Division OI Objective (as defined below)) for 2020 for the Emerging Businesses Division (“2020 Division OI”) is 85% or more of the annual operating plan operating income objective established by the Board of Directors for 2020 for the Emerging Businesses Division (the “2020 AOP Division OI Objective”).  If the 2020 Division OI is less than 85% of the 2020 AOP Division OI Objective, then the Third Tranche 2019 Performance Share Units will not vest and shall be forfeited.  If the 2020 Division OI is 85% or more of the 2020 AOP Division OI Objective, the number of Shares that shall be received with regard to the Third Tranche 2019 Performance Share Units on the applicable vesting date shall be equal to the product of:  (1) the number of Third Tranche 2019 Performance Share Units; and (2) the ratio of the 2020 Division OI to the 2020 AOP Division OI Objective, up to a maximum of 125%.

(ii)                                  Activision Blizzard shall grant to you performance-vesting restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2019 EPS Performance Share Units”), with a target value at the time of grant of approximately $3,750,000 (the “2019 Target EPS PSU Grant Value”).  The actual number of 2019 EPS Performance Share Units awarded to you on the grant date shall be equal to the 2019 Target EPS PSU Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for all of the 2019 EPS Performance Share Units, the value of the shares received upon vesting for all of the 2019 EPS Performance Share Units would have been $4,687,500 at the time of grant of the 2019 EPS Performance Share Units, representing 125% of the 2019 Target EPS PSU Grant Value (the “2019 Maximum EPS PSU Grant Value”)). The number of 2019 EPS Performance Share Units awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  Subject to your remaining employed by the Activision Blizzard Group through the applicable vesting dates, the actual number of Shares that shall be received on the applicable vesting date is determined as follows:

a.                                      The 2019 EPS Performance Share Units shall vest on March 30, 2021, if, and only if, the Compensation Committee determines that non-GAAP earnings per share objective (calculated in the same manner as the 2020 EPS Objective (as defined below)) for 2020 for Activision Blizzard (“2020 EPS”) is 90% or more of the annual operating plan non-GAAP earnings per share (calculated in the same manner as the 2020 EPS Objective (as defined below)) established by the Board of Directors for Activision Blizzard for 2020 (the “2020 EPS Objective”).  If the 2020 EPS is less than 90% of the 2020 EPS Objective, then the 2019 EPS Performance Share Units will not vest and shall be forfeited.  If the 2020 EPS is 90% or more of the 2020 EPS Objective, the number of Shares that shall be received with regard to the 2019 EPS Performance Share Units on the vesting date shall be equal to the product of:  (1) the number of 2019 EPS Performance Share Units; and (2) the ratio of the 2020 EPS to the 2020 EPS Objective, up to a maximum of 125%.

Prior to the vesting of any portion of the 2019 Performance Share Units, Activision Blizzard, in its sole discretion, may adjust the performance objective for the relevant fiscal year(s) by substituting the OI and AOP OI Objective of a different or additional business unit for that of your original business unit or by prorating or otherwise combining the OI and AOP OI Objective of the applicable business units, in each case for purposes of determining whether or not the conditions of the unvested 2019 Performance Share Units have been satisfied.

Collectively, the 2019 Performance Share Units and the 2019 EPS Performance Share Units shall be referred to as the “2019 Equity Awards”.  You acknowledge that the grant of 2019 Equity Awards pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2019 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), Activision Blizzard’s standard forms of award agreement, and, in the event that Activision Blizzard determines that you are an Executive Officer within the meaning of the Executive Ownership Guidelines of Activision Blizzard (as defined by the Securities Exchange Act of 1934, as amended), the Employer’s Executive Stock Ownership

Guidelines (including, but not limited to, all of the limitations on equity awards described therein) which are attached as Exhibit C, will apply.  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern. These 2019 Equity Awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.

(e)                                  Within three weeks of the Effective Date, the Employer will provide you with a sign on bonus in the amount of $3,750,000 (less applicable taxes).  This bonus will not be fully earned by you until you have completed employment under this Agreement until December 31, 2019.  As such, should your employment with the Employer terminate pursuant to Section 9(a) or due to your resignation pursuant to Section 9(b) prior to December 31, 2019, you agree to repay the Employer 100% of this bonus on or within 60 days of the termination of your employment.  If (x) you remain employed by the Activision Blizzard Group through December 31, 2019 or (y) your employment terminates prior to December 31, 2019 for any reason other than for Cause (as defined in Section 9(a)) or due to your resignation, then the bonus shall be fully earned and you will not have to repay any portion of the bonus.  The fact that you are receiving this bonus and the terms under which you will be required to repay the bonus in no way affect your other obligations under this Agreement.

3.                                      Title; Location

You shall serve as Chief Financial Officer of Activision Blizzard and the President of its Emerging Businesses Division.  Your principal place of business initially shall be the Employer’s headquarters in Santa Monica, California; provided, however, that you acknowledge and agree that you may be required to travel from time to time for business reasons.

4.                                      Duties

You shall report directly to the Employer’s Chief Executive Officer (or, after meaningful consultation between the Employer’s Chief Executive Officer or his designee and you such other executive of the Activision Blizzard Group as may be determined from time to time by it in its discretion) and shall have such duties commensurate with your position as may be assigned to you from time to time by the Employer’s Chief Executive Officer (or, as applicable, such other executive designated by the Employer).  You are also required to read, review and observe all of the Activision Blizzard Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Conduct, as amended from time to time.  You shall devote your full-time working time to the performance of your duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to you by the Employer’s Chief Executive Officer (or such other executive of the Activision Blizzard Group as may be determined from time to time by the Employer in its sole and absolute discretion) and shall use your best efforts to promote and serve the interests of the Activision Blizzard Group.  Further, you shall at all times place the Employer’s interests above your own, not take any actions that would conflict with the Employer’s interests and shall perform all your duties for the Employer with the highest duty of care.  Further, you shall not, directly or indirectly, render services of any kind to any other person or organization, whether on your own behalf or on behalf of others, without the consent of the Employer’s Chief Executive Officer or otherwise engage in activities that would interfere with your faithful and diligent performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, your employment hereunder.

5.                                      Expenses

To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.                                      Other Benefits

(a)                                 You shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of the Employer from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement.  In addition to the foregoing benefits, Employer will provide you during the Term, at Employer’s expense, with a supplemental term life insurance policy with a face amount of $3,000,000 through a carrier of Employer’s choice (the “Target Face Amount”), subject to your insurability.  If it is determined that you are insurable at a higher cost than a healthy individual of like age, the face amount of such insurance coverage will be reduced to the maximum face amount of coverage that may be obtained for the cost of coverage of the Target Face Amount for such healthy individual.

(b)                                 You expressly agree and acknowledge that, after the termination of your employment, you shall not be entitled to any additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the then-prevailing terms and conditions of each such plan.

7.                                      Vacation and Paid Holidays

(a)                                 You will generally be entitled to paid vacation days in accordance with the normal vacation policies of the Employer in effect from time to time; provided, however, that you will be entitled to take and accrue no less than twenty (20) paid vacation days per year,  unless your vacation accrual balance exceeds the Employer’s then-current maximum accrual cap, in which case you shall cease accruing vacation leave until your accrual balance has fallen below the cap again.

(b)                                 You shall be entitled to all paid holidays allowed by the Employer to its full-time employees in the United States.

8.                                      Protection of the Employer’s Interests

(a)                                 Duty of Loyalty.  During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, you not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Activision Blizzard Group; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b)                                 Property of the Activision Blizzard Group.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you, whether on your own time or not, alone or with others, during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Blizzard Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Blizzard Group, (iii) were created using the time or resources of the Activision Blizzard Group, or (iv) are based on any property owned or idea conceived by the Activision Blizzard Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Blizzard Group.  You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Activision Blizzard Group’s rights in such property.  Your agreement to assign to the Activision Blizzard Group any of your rights as set forth in this Section 8(b) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Activision Blizzard Group was used, where the invention was developed entirely upon your own time, where the invention does not relate to the Activision Blizzard Group’s business, and where the invention does not result from any work performed by you for the Activision Blizzard Group.

(c)                                  Confidentiality.  You acknowledge, and the Employer agrees, that during your employment you will have access to and become informed of confidential and proprietary information concerning the Activision Blizzard Group.  During your employment and at all times following the termination of your employment, confidential or proprietary information of any entity in the Activision Blizzard Group shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment with the Activision Blizzard Group or as otherwise provided for in the Employee Confidential Information Agreement attached as Exhibit A hereto (the “Confidential Information Agreement”).  Upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Activision Blizzard Group all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under your control and shall not retain such information in any form, including without limitation on any devices, disks or other media.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Confidential Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

(d)                                 Return of Property and Resignation from Office.  You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Activision Blizzard Group or surrender to the Activision Blizzard Group’s representative all property of any entity in the Activision Blizzard Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Blizzard Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any entity in the Activision Blizzard Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that you possess or have in your custody or under your control. You will cooperate with the Activision Blizzard Group by participating in interviews to share any knowledge you may have regarding the Activision Blizzard Group’s intellectual or other property with personnel designated by the Activision Blizzard Group.  You also agree to resign from any office held by you within the Activision Blizzard Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request) and you irrevocably appoint any person designated as the Activision Blizzard Group’s representative at that time as your delegate to effect such resignation.

(e)                                  Covenant Not to Solicit.

(i)                                     During your employment, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly: (a) offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of the Activision Blizzard Group, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Activision Blizzard Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Blizzard Group; or (b) solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Activision Blizzard Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Activision Blizzard Group.

(ii)                                  For a period of two (2) years following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Activision Blizzard Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Blizzard Group.

(iii)                               During your employment and at all times following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, use the confidential, trade secret information of the Activision Blizzard Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Activision Blizzard

Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Activision Blizzard Group.

(iv)                              You expressly acknowledge and agree that the restrictions contained in this Section 8(e) are reasonably tailored to protect the Activision Blizzard Group’s confidential information and trade secrets and to ensure that you do not violate your Duty of Loyalty or any other fiduciary duty to the Employer, and are reasonable in all circumstances in scope, duration and all other respects. The provisions of this Section 8(e) shall survive the expiration or earlier termination of this Agreement.

9.                                      Termination of Employment

(a)                                 By the Employer for Cause.

(i)                                     At any time (and, without notice, unless provided for below in Section 9(a)(ii) below), the Employer may terminate your employment for “Cause,” which shall mean a reasonable and good-faith determination by the Employer that you (i) engaged in gross negligence in the performance of your duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of your employment; (ii) engaged in fraud, dishonesty, or any other serious misconduct that causes or has the potential to cause, harm to any entity in the Activision Blizzard Group, including its business or reputation; (iii) materially violated any lawful directives or policies of the Activision Blizzard Group or any laws, rules or regulations applicable to your employment with the Activision Blizzard Group; (iv) materially breached this Agreement; (v) materially breached any proprietary information or confidentiality agreement with any entity in the Activision Blizzard Group; (vi) were convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; or (vii) materially breached your fiduciary duties to the Activision Blizzard Group.

(ii)                                  In the case of any termination for Cause that is curable without any residual damage (financial or otherwise) to the Employer or any entity in the Activision Blizzard Group, the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment; provided, that in no event shall any termination pursuant to clause (vi) of the definition of Cause be deemed curable.  The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination.  You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause (other than a termination pursuant to clause (vi) of the definition thereof).  Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing.  If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice.  If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.

(iii)                               If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts) under clauses (i), (ii), (v), (vi) or (vii) of the definition of Cause, your termination shall be treated as a termination by the Employer for Cause.

(b)                                 By Either Party Without Cause.  Either party may terminate your employment  without Cause at any time, provided that each party shall provide the other with at least 60 days’ prior written notice in the event of such termination.

(c)                                        Death.  In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.

10.                               Termination of Obligations and Severance Payments

(a)                           General.  Upon the termination of your employment, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 10 and Section 11(s).  The payments and benefits provided pursuant to this Section 10 are deemed to satisfy and be in full and final settlement of all obligations of the Activision Blizzard Group to you.  You shall have no further right to receive any other compensation or benefits following your termination of employment for any reason except as set forth in this Section 10.

(b)                           Termination by the Employer for Cause.  In the event of termination of your employment by the Employer for Cause, then:

(i)                                     you shall be entitled to Basic Severance (as defined below); and

(ii)                                  all outstanding equity awards shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.

(c)                                  Qualifying Termination.  Subject to Section 10(f), in the event of termination of your employment in a Qualifying Termination (as defined below), then:

(i)                                     you shall be entitled to Basic Severance (as defined below);

(ii)                                  you shall be entitled to the Bonus Severance (as defined below) at the same time you would have received the Annual Bonus had a Qualifying Termination not occurred;

(iii)                               you shall receive Salary Continuation (as defined below); and

(iv)                              all outstanding equity awards shall cease to vest.  All vested equity awards shall be administered in accordance with the applicable incentive plans and award agreements.  All equity awards that are not vested as of the date of termination of your employment will be cancelled immediately.

(d)                                 Termination by Employer other than for Cause or Resignation by You as a result of a Change of Location.  Subject to 10(f), in the event of a termination of your employment by the Employer not for Cause or by you as a result of a Change of Location (as defined below), under circumstances which do not constitute a Qualifying Termination, then:

(i)                                     you shall be entitled to Basic Severance (as defined below);

(ii)                                  all outstanding equity awards shall cease to vest.  All vested equity shall be administered in accordance with the applicable incentive plans and award agreements.  All equity awards that are not vested as of the date of termination of your employment will be cancelled immediately; and

(iii)                               you shall receive Salary Continuation.

(e)                                  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Basic Severance” shall mean payment of (A) any Base Salary earned but unpaid as of the date of termination of your employment; (B) any business expenses incurred (and submitted for reimbursement) but not reimbursed as of the date of termination of your employment; and (C) payment in lieu of any vacation accrued under Section 7 but unused as of the date of termination of your employment.

(ii)                                  “Bonus Severance” shall mean payment of an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(c) for the year that ended immediately prior the date of your Qualifying Termination had you remained employed through the date such bonus would have otherwise been paid.

(iii)                               “Salary Continuation” shall mean the payment of an amount equal to three months of Base Salary (at the rate in effect on the termination date) that you would have received had you remained employed through the date which is three months after the effective date of your termination of employment (the “Salary Continuation Period”), which amount shall be paid in three equal installments commencing on the first payroll date following the 60th day following the termination date in accordance with the Employer’s payroll practices in effect on the termination date, provided that the first such payment shall include any installments relating to the 60 day period following the Termination Date.

(iv)                              “Qualifying Termination” shall mean a termination of your employment by the Employer without Cause or by you as a result of a Change in Location, in either case, where you have been an employee in good standing during the entire prior year, but your termination becomes effective prior to the payment of that prior year’s Annual Bonus (e.g., where you have been an employee in good standing during the entirety of 2019 and the Employer terminates you without Cause or you resign as a result of a Change in Location, in either case, with an effective date of January 30, 2020, before the bonus payment with respect to 2019 has been paid).

(v)                                 “Change of Location” shall mean, without your written agreement or other voluntary action on your part, the Employer reassigns your principal place of business to a location that is more than thirty-five (35) miles from your principal place of business as of the Effective Date and that materially and adversely affects your commute; provided, however, that you must (i) provide the Employer with written notice of your intent to terminate your employment under this Section and a description of the event you believe gives you the right to do so within thirty (30) days after the initial existence of the event and (ii) the Employer shall have ninety (90) days after you provide the notice described above to cure any such default (the “Cure Period”).  You will have five (5) days following the end of the Cure Period to terminate your employment, after which your ability to terminate your employment under this Section will no longer exist.

(f)                                   Severance Conditioned Upon Release.  Payments of Bonus Severance and Salary Continuation, as applicable, are conditioned upon your execution of a waiver and release in a form prepared by the Employer and that release becoming effective and irrevocable in its entirety within 60 days following the date of your termination of employment.  Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the 60th day following the date of your termination of employment, you shall not be entitled to any payments of Bonus Severance or Salary Continuation, as the case may be.

(g)                                  Other Terminations.  In the event your employment terminates due to death, disability or your resignation (other than due to a Change of Location), then

(i)                                     you shall be entitled to Basic Severance; and

(ii)                                  all outstanding equity awards shall cease to vest.  All vested equity awards shall be administered in accordance with the applicable incentive plans and award agreements.  All equity awards that are not vested as of the date of termination of your employment will be cancelled immediately.

(h)                                 Breach of Post-Termination Obligations or Subsequent Employment.

(i)                                     Breach of Post-Termination Obligations.  In the event that you materially breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments of Bonus Severance and Salary Continuation, as applicable, shall immediately and permanently cease and you shall not be entitled to any such payments.

(ii)                                  Subsequent Employment. Notwithstanding anything to the contrary contained herein, if, at any time during the Salary Continuation Period, you obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity, you must promptly notify the Employer and Salary Continuation payments shall be refunded by you to the Employer (to the extent already paid) and shall be offset (to the extent payable in the future) by the amount of Base Compensation (as defined below) earned by, paid to, or granted to you during or with respect to the Salary Continuation Period.  “Base Compensation” shall mean the amount of your base salary or, if applicable, wages you earn (or are paid or granted) during or with respect to any subsequent employment or services arrangement; provided, however, that such base salary or wages shall be deemed, in all cases, to equal no less than 35% of the total compensation (including, without limitation, any and all amounts of salary, bonus and all other kinds of cash or in-kind or equity-based compensation) you earn, are paid, or are granted during or with respect to such subsequent employment or services arrangement and which are paid to you, vest or otherwise accrue with respect to services performed by you, during or with respect to the Salary Continuation Period.

11.                               General Provisions

(a)                                 Entire Agreement.  This Agreement, together with the Confidential Information Agreement, the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as referenced in Section 11(k) below), and the Employer’s Executive Stock Ownership Guidelines, supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you.  To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations. Without limiting the generality of the foregoing, you acknowledge that this Agreement supersedes any prior written, but expired, employment agreement with the Activision Blizzard Group, and such agreement(s) is (are) hereby terminated and of no further force and effect.

(b)                                 Use of Employee’s Name and Likeness.  You hereby irrevocably grant the Activision Blizzard Group the right, but not the obligation, to use your name or likeness in any product made by the Activision Blizzard Group or for any publicity or advertising purpose in any medium now known or hereafter existing.

(c)                                  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by you without the prior written consent of the Employer.  The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time to any member of the Activision Blizzard Group or to a successor to all or substantially all of the business or assets of the Employer and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.

(d)                                 No Conflict with Prior Agreements.  You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.  If you have acquired any confidential or proprietary information in the course of your prior employment or otherwise in connection with your provision of services to any entity outside the Activision Blizzard Group, during the Term you will fully comply with any duties to such entity then-applicable to you not to disclose or otherwise use such information.

(e)                                  Successors.  This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law.  This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.

(f)                                   Waiver.  No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)                                  Expiration.  This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon the termination of this Agreement pursuant to Section 9, neither the Employer nor you shall have any obligation to the other with respect to your continued employment.

(h)                                 Taxation.  The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.

(i)                                     Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(j)                                    Choice of Law.  Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California or whatever other state in which you were last employed by the Employer, without regard to conflict of law principles.

(k)                                 Arbitration.  Except as otherwise provided in this Agreement, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit B).

(l)                                     Severability.  It is expressly agreed by the parties that each of the provisions included in Section 8(e) is separate, distinct, and severable from the other and remaining provisions of Section 8(e), and that the invalidity or unenforceability of any Section 8(e) provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(m)                             Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you.

(n)                                 Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Section 8, you agree that any remedy at law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches in any court of competent jurisdiction.  The injunctive relief provided for in Exhibit B and this Section 11(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(o)                                 Remedies Cumulative.  The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(p)                                 Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(q)                                 Section 409A.  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”).  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is subject to Section 409A, you shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by the Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.

(r)                                    Section 280G.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, equity awards or benefits paid or distributed to you pursuant to this Agreement or any other agreement, plan or arrangement between the Employer or its subsidiaries or affiliates, on the one hand, and you on the other hand (collectively, the “280G Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments shall be payable either (A) in full, notwithstanding that some or all portion of such payment may be subject to the Excise Tax or (B) in such lesser amount that would result in no portion of such 280G Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the Excise Tax) results in your receipt on an after-tax basis, of the greatest amount of payments and benefits under this Agreement, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code.  Subject to Section 11(q),  in the event a reduction in a 280G Payment is required pursuant to the preceding sentence, payments shall be reduced in the following order:  (1) cash payments; (2) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A — 24(c); (3) acceleration of vesting of all other stock options and equity awards; (4) any other non-cash forms of benefits, and (5) within any category, reductions shall be from the last due payment to the first.  All determinations required to be made under this Section 11(r), including whether you will receive a full payment or a reduced payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Employer and reasonably acceptable to you (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Employer and you within fifteen (15) business days of the receipt of notice from the Employer that there is or may be made a 280G Payment or such other time as requested by you or the Employer.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer.  Any determination by the Accounting Firm shall be binding upon the Employer and you.

(s)                                   Survivability.  The provisions of Sections 2(c) (only the last sentence), 8, 10, 11 and 12, as well as Exhibits A through C, shall survive the termination or expiration of this Agreement.

(t)                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(u)                                 Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.  Employer will reimburse you, up to $30,000, for costs associated with retention of your legal counsel in this regard.  You understand and agree that any attorney retained by the Employer, the Activision Blizzard Group or any member of management who has discussed any term or condition of this Agreement with you or your advisor is only acting on behalf of the Employer and not on your behalf.

(v)                                 Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.  You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

(w)                               No Broker.  You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Activision Blizzard Group in connection with your employment under this Agreement.

12.                               Indemnification

The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by the Activision Blizzard Group, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.

13.                               Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally, via email, or by United States mail or Federal Express, and addressed to the party to be given notice at the applicable addresses as follows:

To the Employer:	By U.S. mail: Activision Publishing, Inc. 3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Chief Legal Officer By email: EmploymentAgreements@activision.com
To You:	Dennis Durkin (to be sent to last known home address on file with Human Resources) (to corporate email address or last known personal email address on file)

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:
	Brian Stolz	Dennis Durkin
Chief People Officer

Date:		Date: